Exhibit 99.1

                Span-America Reports Higher Sales and Net Income
                        For Third Quarter of Fiscal 2003

                      Declares Quarterly Dividend


    GREENVILLE, S.C., July 24 /PRNewswire-FirstCall/ -- Span-America Medical Systems, Inc. (Nasdaq: SPAN) today reported higher sales and net income for the third quarter of fiscal 2003 ended June 28, 2003.

    The Board also declared a regular quarterly dividend of $0.035 per share to be paid on September 3, 2003, to shareholders of record on August 15, 2003.

    "Net sales in the third quarter rose 27% to $10.6 million and net income was up 9% to $392,000, or $0.15 per diluted share, compared with the third quarter of fiscal 2002," stated Jim Ferguson, president and chief executive officer of Span-America Medical Systems. "Our improved results were due to higher sales in the custom products segment, particularly consumer mattress pads, and increased medical mattress sales."


    Third Quarter Results

    Net sales for the quarter increased 27% to $10.6 million compared with $8.3 million in third quarter of last year. Medical sales increased 8% during the third quarter to $5.5 million compared with $5.1 million in the third quarter last year. The majority of growth in medical sales was from Span-America's proprietary lines of therapeutic replacement mattresses. Medical mattress sales were up 31% in the quarter, led by the Company's newest powered mattresses, the PressureGuard(R) APM2(R) and the PressureGuard Easy Air(R).

    "We are pleased with the continued growth in our powered medical mattresses business, particularly considering the current weakness in the long term care market," stated Mr. Ferguson. "We believe the clinical value of powered mattresses is proven and we continue to invest in research and development of new features and products for this market. This is one of the fastest growing parts of our medical business and accounted for approximately 25% of medical sales in the latest quarter."

    In other medical product lines, sales of patient positioners increased 4% during the third quarter. Sales of the Company's Selan(R) line of skin care products grew by 11% during the quarter as a result of the June introduction of the new Selan Herbal(TM) barrier cream. Sales of medical mattress overlays declined 8% during the quarter, continuing a long-term trend of customers switching from overlays to replacement mattresses. Seating sales were down 46% in the third quarter compared with the third quarter of fiscal 2002. Last year's third quarter seating sales included a large one-time sale to a long term care customer. Excluding the special order from last year, seating sales in the third quarter this year would have declined 9% compared with the prior year.

    Sales in the custom products segment rose 57% to $5.1 million in the third quarter compared with $3.3 million in third quarter of last year. Consumer sales rose 68% and industrial sales were up 11% compared with the third quarter of the prior year. Consumer sales benefited from Span-America's marketing partnership with Louisville Bedding Company with increased shipments of Geo-tech(TM) foam mattress pads sold to Wal-Mart. Industrial sales growth came from increased orders from new and existing customers.

    Gross profit rose 15% to $2.9 million compared with $2.5 million in the third quarter last year. The increase in gross profit level was caused by higher sales volume and improved manufacturing efficiencies. Gross margin declined to 27.4% from 30.3% last year due to higher raw material costs and a less profitable product mix. Span-America has received three price increases on foam raw materials during the past year and has been only partially successful at passing these higher costs along to customers. Higher consumer sales also reduced margins since they carry lower margins than those associated with the Company's medical business.

    Operating profit increased 14% in the third quarter to $442,000 compared with $388,000 in the same period last year. Operating profit was offset somewhat in the latest quarter by higher marketing and development costs for the Secure I.V. safety catheter product line and increased administrative expenses related to a proposed tender offer by Jerry Zucker. Third quarter costs related to Secure I.V. totaled $131,000 and tender offer related expenses were approximately $85,000.

    "We are encouraged about potential marketing opportunities for Secure I.V. and are pleased with our progress in preparing the product for market," continued Mr. Ferguson. "We look forward to having the product available for sale later this year."

    Net income for the third quarter rose 9% to $392,000, or $0.15 per diluted share, compared with $359,000, or $0.14 per diluted share, in the third quarter last year. Most of the earnings increase came from higher sales volume during the quarter.


    Year-to-Date - Nine Months Results

    For the first three quarters of fiscal 2003, sales rose 29% to $29.3 million compared with $22.8 million for the same period last year. The year-to-date sales increase was due to higher volumes of consumer foam mattress pads, medical therapeutic replacement mattresses, and industrial foam products. Net income for the year-to-date declined 19% to $951,000, or $0.36 per diluted share, compared with $1.2 million, or $0.45 per diluted share, last year. The year-to-date earnings decline was due primarily to higher foam raw material costs and expenses related to the development and introduction of the Secure I.V. product line.


    Outlook for Fourth Quarter - Fiscal 2003

    "We expect our fourth quarter sales to be similar to the fourth quarter of last year based on current trends," continued Mr. Ferguson. "Medical sales are expected to be somewhat soft due to weakness in the long term care portion of the medical market. We believe fourth quarter sales in the custom products segment will be flat to down slightly mainly due to the comparison with our excellent sales performance in the fourth quarter last year. We expect earnings for the remainder of the fiscal year to be lower than fourth quarter of last year because of higher foam costs, expenses related to Secure I.V. development and introduction, and anticipated ongoing expenses related to the proposed tender offer.

    "Our progress in growing sales and earnings was recently highlighted by
FSB: Fortune Small Business magazine by our inclusion in their listing of the top 100 fastest growing publicly traded companies. Span-America ranked number 63 on the list that was included in the magazine's July/August 2003 issue. We remain focused on building shareholder value through our product development programs and expanded marketing partnerships," concluded Mr. Ferguson.


    About Span-America Medical Systems, Inc.

    Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt(R), PressureGuard(R), Geo-Mattress(R), Span+Aids(R), Isch-Dish(R), and Selan(R) products. The Company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The Nasdaq Stock Market's National Market under the symbol SPAN.


    Forward-Looking Statements

    The Company has made forward-looking statements in this release, regarding management's expectations for future sales and earnings performance. Management wishes to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the Company including: (a) the loss of a major distributor of the Company's medical or custom products, (b) inability to achieve anticipated sales volumes of medical or custom products, (c) raw material cost increases, (d) changes in relationships with large customers,
(e) the inability to achieve sales and cost targets for the Secure I.V. product line, (f) the impact of competitive products and pricing, (g) government reimbursement changes in the medical market, (h) FDA regulation of medical device manufacturing, and other risks referenced in the Company's Securities and Exchange Commission filings. The Company disclaims any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. Span-America Medical Systems, Inc. is not responsible for changes made to this document by wire services or Internet services.



                  SPAN-AMERICA MEDICAL SYSTEMS, INC.
                   Statements of Income (Unaudited)

                                               3 Months Ended
                                            June 28,     June 29,
                                              2003        2002      % Chg

     Net sales                           $10,608,800   $8,343,500     27%
     Cost of goods sold                    7,702,300    5,814,500     32%

     Gross profit                          2,906,500    2,529,000     15%
                                                27.4%        30.3%

     Selling and marketing expenses        1,674,900    1,479,100     13%
     Research and development expenses       144,100       80,000     80%
     General and administrative expenses     645,300      582,100     11%

                                           2,464,300    2,141,200     15%

     Operating income                        442,200      387,800     14%
                                                 4.2%         4.6%

     Investment income                        20,500       26,000    -21%
     Royalty income                          138,900      135,000      3%
     Other                                       800          600     33%

     Total non-operating income              160,200      161,600     -1%

     Income before income taxes              602,400      549,400     10%
     Income taxes                            210,000      190,000     11%

     Net income                             $392,400     $359,400      9%
                                                 3.7%         4.3%


     Net income per share of common stock:
       Basic                                   $0.15        $0.14      8%
       Diluted                                  0.15         0.14      7%

     Dividends per common share               $0.035       $0.030     17%

     Weighted average shares outstanding
       Basic                               2,549,802    2,530,793      1%
       Diluted                             2,674,306    2,629,517      2%

     Supplemental Data
       Depreciation expense                  122,500      110,500     11%
       Amortization expense                   20,200       10,200     98%


                                              9 Months Ended
                                           June 28,     June 29,
                                             2003         2002      % Chg

     Net sales                           $29,339,500  $22,792,300     29%
     Cost of goods sold                   21,293,200   15,494,400     37%

     Gross profit                          8,046,300    7,297,900     10%
                                                27.4%        32.0%

     Selling and marketing expenses        4,774,300    4,229,600     13%
     Research and development expenses       428,500      222,100     93%
     General and administrative expenses   1,908,700    1,673,200     14%

                                           7,111,500    6,124,900     16%

     Operating income                        934,800    1,173,000    -20%
                                                 3.2%         5.1%

     Investment income                        69,000       76,600    -10%
     Royalty income                          457,400      471,200     -3%
     Other                                     2,200       88,200    -98%

     Total non-operating income              528,600      636,000    -17%

     Income before income taxes            1,463,400    1,809,000    -19%
     Income taxes                            512,000      633,000    -19%

     Net income                             $951,400   $1,176,000    -19%
                                                 3.2%         5.2%


     Net income per share of common stock:
       Basic                                   $0.37        $0.47    -20%
       Diluted                                  0.36         0.45    -21%


     Dividends per common share               $0.105       $0.090     17%


     Weighted average shares outstanding
       Basic                               2,542,840    2,524,236      1%
       Diluted                             2,650,514    2,593,253      2%

     Supplemental Data
       Depreciation expense                  350,100      299,400     17%
       Amortization expense                   55,800       60,700     -8%


                      SPAN-AMERICA MEDICAL SYSTEMS, INC.
                                Balance Sheets

                                            June 28,  September 28,
                                              2003         2002
                                          (Unaudited)     (Note)

    Assets
    Current assets:
      Cash and cash equivalents           $1,325,600   $1,095,300
      Securities available for sale        4,850,600    5,853,700
      Accounts receivable, net of
       allowances                          5,615,600    4,926,900
      Inventories                          2,888,400    1,958,400
      Prepaid expenses and deferred
       income taxes                          473,800      496,200

    Total current assets                  15,154,000   14,330,500

    Property and equipment, net            4,621,300    3,631,900
    Cost in excess of fair value of net
     assets acquired, net of accumulated
     amortization                          1,924,100    1,924,100
    Other assets                           2,171,200    2,019,400

                                         $23,870,600  $21,905,900


    Liabilities and Shareholders' Equity
    Current liabilities:
      Accounts payable                    $3,013,100   $1,703,000
      Accrued and sundry liabilities       1,484,000    1,570,000

    Total current liabilities              4,497,100    3,273,000

    Deferred income taxes                    282,000      282,000
    Deferred compensation                    936,500      957,300
    Shareholders' equity
      Common stock, no par value,
       20,000,000 shares authorized;
       issued and outstanding shares
       2,550,154 (2003) and
       2,538,870 (2002)                      273,400      196,300
      Additional paid-in capital               8,500        8,500
      Retained earnings                   17,873,100   17,188,800

    Total shareholders' equity            18,155,000   17,393,600


                                         $23,870,600  $21,905,900


    Note: The Balance Sheet at September 28, 2002 has been derived from the audited financial statements at that date.



SOURCE  Span-America Medical Systems, Inc.
    -0-                             07/24/2003
    /CONTACT: James D. Ferguson, President and Chief Executive Officer of Span-America Medical Systems, Inc., +1-864-288-8877, ext., 212/
    (SPAN)

CO:  Span-America Medical Systems, Inc.
ST:  South Carolina
IN:  BIO HEA MTC
SU:  ERN